EXHIBIT 10.16


                          AGREEMENT AND GENERAL RELEASE

This Agreement and General Release ("Agreement") is between Phelps Dodge Corporation ("Company") and Thomas M. St. Clair ("St. Clair"). This Agreement is entered into in order to (i) provide St. Clair with special pay and benefits,
(ii) resolve all matters relating to St. Clair's employment with, and separation from, the Company, and (iii) provide the Company with protection against any claims.

The Company and St. Clair, therefore, agree as follows:

1. St. Clair's last day of employment with the Company will be May 31, 1999. St. Clair will resign from all positions he holds with the Company and with each of the Company's subsidiaries and affiliated entities on May 5, 1999. At the request of the Company, St. Clair agrees to execute any documents to effectuate or to facilitate his resignations.

2. The Company will pay St. Clair a severance payment in the gross amount of $186,667.00. All necessary taxes and withholdings will be deducted from this amount. This severance payment will be paid to St. Clair within 15 calendar days after the effective date of this Agreement

3. St. Clair will receive the monthly retirement benefit he is entitled to under the Phelps Dodge Retirement Plan for Salaried Employees, and in addition he will receive a special, nonqualified monthly retirement benefit in an amount sufficient to bring his combined qualified and nonqualified monthly retirement benefit to $5,906.91. Monthly payment of these retirement benefits will start in the month following St. Clair's last day of employment. (The retirement benefit set forth in this paragraph has been calculated on the basis of a 50% joint and survivor annuity.)

4. The Company will provide St. Clair with a physical examination to be conducted before the end of 1999 in accordance with the Executive Physical Examination Policy.

5. Until St. Clair reaches age 65, and subject to his making those contributions, if any, required of employees generally to receive these benefits, the Company will continue the participation of St. Clair and his eligible dependents in its medical and dental benefit plans for active employees on the same terms and conditions as generally apply to similarly situated active employees. When St. Clair attains age 65, he and his eligible dependents will become eligible for retiree medical benefits on the same terms and conditions, and subject to the same future modifications, as similarly situated active employees retiring at that time. If he elects to receive retiree medical benefits, he will, in accordance with the provisions of the retiree medical plan, be required to contribute the applicable percentage of the premium cost of those benefits that is in effect at the time.

6. In accordance with the terms of the Annual Incentive Compensation Plan ("AICP"), St. Clair shall receive an AICP payment. The payment will be calculated based upon St. Clair's salary earned through May 31, 1999, the actual performance level of the Company and the target performance level for St. Clair's support goals. This AICP payment will be paid to St. Clair in 2000 at the same time that the 1999 AICP payments are made to other individuals eligible to receive AICP payments.

7. Any unvested stock options held by St. Clair under the terms of the Phelps Dodge 1998 Stock Option and Restricted Stock Plan will vest as of May 31, 1999, and St. Clair will have until the earlier of the exercisable date of the options or until May 31, 2004 to exercise these stock options. Except to the extent modified by this paragraph, all of the terms and conditions of the Phelps Dodge 1998 Stock Option and Restricted Stock Plan shall continue to be applicable.

8. The Company will, at its cost, provide St. Clair with a reasonable amount of the services of AYCO Corporation through April 15, 2000, not to exceed $7,500.00. The services of AYCO will be provided to St. Clair under the same conditions and at the same level as those services are provided to similarly situated active employees of the Company during that time.

9. The Company will provide St. Clair with a payment sufficient to fund an ELIP death benefit equal to one-times his annual base salary. This payment will be made in December 1999 and shall be reduced by required withholdings.

10. The Company and its subsidiaries (collectively the "Related Entities") shall indemnify St. Clair for any claim arising out of or in connection with St. Clair's service as an officer and employee of the Related Entities in the same manner and to the same extent as the Related Entities indemnifies its then current officers or employees. The Related Entities shall continue coverage of St. Clair under its directors' and officers' liability insurance policy to the same extent as its then current officers or employees are covered during the period that any claim can be asserted against St. Clair.

11. St. Clair shall deliver to the Company (a) any documents, materials, files, or computer files, if he has any, relating to the Company's business or affairs, and (b) any documents, materials, files, computer files or other property, if he has any, belonging to the Company or any other affiliated entities that is in St. Clair's possession or control. St. Clair will make a diligent search for such documents, materials, files, computer files and other property. St. Clair will deliver these items to the Company by May 31, 1999.

12. St. Clair agrees that during the course of his employment with the Company, he had access to confidential and proprietary information concerning the Company including but not limited to such matters as the Company's trade secrets, strategic plans, programs (including, without limitation, the Company's computer software programs), procedures, manuals, confidential reports and communications, lists of customers, and sources of supply. That information was disclosed to St. Clair in confidence and solely for use by or on behalf of the Company. St. Clair has no ownership right or interest in that confidential and proprietary information. St. Clair agrees that he will keep that information confidential at all times after his employment, that he will not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use, for any purpose whatsoever, that information on his own behalf or on behalf of any other person or entity.

13. St. Clair acknowledges that all of the following information and materials are "Protected Information" belonging to the Company and shall be subject to the provisions of paragraph 12 of this Agreement and shall be kept strictly confidential, even if not physically marked as such:

     a. Production processes, strategic plans, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, and other materials and information relating to the Company's business and activities and the manner in which the Company does business;

     b. Discoveries, concepts, and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, equipment or technology, techniques, "know-how," designs, drawings and specifications, and patent applications;

     c. Any other materials or information related to the Company's business or activities which are not generally known to others engaged in similar businesses or activities and which are not in the public domain; and

     d. All ideas which are derived from or relate to St. Clair's access to or knowledge of any of the above enumerated materials and information.


14. St. Clair acknowledges that in the course of his employment with the Company, he has had direct or indirect contact with the Company's existing and prospective customers and others having business dealings with the Company and has thereby had the opportunity to meet and develop, on the Company's behalf, goodwill and working relationships with those persons, firms, or entities. St. Clair acknowledges that such goodwill and relationships are valuable assets of the Company, and he understands and agrees that, because of the nature of the Company's business, it is necessary to afford fair protection to the Company for those assets. Therefore, St. Clair covenants and agrees that, for the period beginning on the date of this Agreement and ending two years after the date of this Agreement, he shall not compete with the business of the Company by: (i) engaging in the copper mining, milling, smelting, refining, or hydrometallurgical business, whether as a proprietor, partner, co-venturer, director, officer, employer, employee, servant, agent, or representative of an operation engaging in such business; (ii) soliciting, directly or indirectly, any existing or prospective customer of the Company with whom he has gained significant business contacts while employed by the Company;
     (iii) advising, directly or indirectly, any existing or prospective customer of the Company with whom he has gained significant business contacts while employed by the Company, to withdraw, curtail, or cancel business or negotiations with the Company; or (iv) serving as a consultant or contractor to any entity engaged in the copper mining, milling, smelting, refining, or hydrometallurgical business. St. Clair acknowledges and agrees that the geographic scope of this provision has not been limited because the Company's business and customers are worldwide and the Company has a legitimate, protectible business interest in its goodwill and relationships with its customers in preventing the solicitation of its customers regardless of the geographical location of its customers or where St. Clair is employed if and when he attempts such solicitation.

15. St. Clair acknowledges that the Company's employees are an integral part of the Company's business, and he understands and agrees that, because of the nature of the Company's business, it is necessary to afford fair protection to the Company from the loss of any such employees. Therefore, St. Clair agrees that, for the period beginning on the date of this Agreement and ending two years after the date of this Agreement, he shall not, directly or indirectly, hire or engage, or attempt to hire or engage any individual who shall have been an employee of the Company at any time during the one-year period before the date of this Agreement, whether for or on his behalf or for any entity in which he shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative, or otherwise. Any failure by St. Clair to comply with this provision shall constitute a material breach of this Agreement and shall entitle the Company to full reimbursement of the pay and benefits he received pursuant to this Agreement, in addition to any other damages and relief to which the Company may be entitled.

16. St. Clair understands that the special pay and benefits he will receive by this Agreement are not required by the Company's policies. St. Clair also understands that if he and the Company did not have this Agreement, he would not be getting this special pay and benefits. St. Clair and the Company agree that the fact that they are making this Agreement does not mean that the Company had any obligation or liability to St. Clair.

17. St. Clair will keep this Agreement confidential. He will only talk about it with his immediate family, his attorney, and his accountant or tax and financial advisor, and they will not discuss it with anyone else.

18. This Agreement may not be changed orally, but only by a written agreement signed by St. Clair and the Company.

19. St. Clair agrees not to bring any suit or claim against the Company or any of its related entities or individuals with respect to any matter, including those related to his employment with the Company or his separation from that employment. Therefore, St. Clair, for himself and his heirs, executors, administrators, representatives, agents, and assigns, forever releases the Company and its parents, subsidiaries, successors, predecessors, and affiliated entities, and their officers, directors, agents, employees, shareholders, attorneys, and representatives, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, past or present, accrued or not accrued, as of the date St. Clair signs this Agreement. The items released include, but are not limited to, matters relating to or arising out of his employment or separation from employment. Some examples of items released are claims under federal, state, or local laws, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income and Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Arizona Civil Rights Act, any common law, tort, or contract claims, and any claims for attorneys' fees and costs. This provision, of course, does not affect St. Clair's rights, if any, to benefits under the Company's benefit plans in accordance with the terms of those plans, or to make a complaint to any state or federal agency with respect to issues related to his employment with the Company.

20. St. Clair agrees not to challenge this Agreement. If he attempts to do so, he must first return to the Company all of the pay and benefits he received from the Agreement.

21. St. Clair understands and agrees that the Company will suffer irreparable harm in the event that he breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, St. Clair agrees that, in the event of his breach or threatened breach of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or to restrain any such breach by St. Clair or by any or all of his partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, or on behalf of, or with him. The Company may seek such relief pursuant to a court action notwithstanding the arbitration provision set forth in paragraph 24 of this Agreement.

22. The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provisions. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overboard, St. Clair agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.

23.  The laws of the State of Arizona will apply to this Agreement.

24. Any disputes arising in connection with this Agreement, other than disputes arising under paragraphs 12, 13, 14, 15, 21 and 22 shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction of this matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for his or its reasonable attorneys' fees incurred with respect to such arbitration.

25. St. Clair has been advised by the Company to talk with an attorney of his choice before signing this Agreement. He has been given a period of at least 21 days to consider this Agreement, and he has had an opportunity to talk with an attorney about this Agreement.

26. St. Clair may revoke this Agreement. St. Clair may do so during the seven calendar days after the date he signs it. The Agreement will not become effective until the eighth calendar day after St. Clair signs it. If St. Clair wishes to revoke the Agreement, he must do so in writing and his written notice of revocation must be sent to Stuart L. Marcus ("Marcus"), Vice President - Human Resources, Phelps Dodge Corporation, 2600 N. Central Avenue, Phoenix, AZ 85004. To be effective, Marcus must receive the revocation of the Agreement during the seven calendar days after the day St. Clair signs it.

27. St. Clair has carefully considered his obligations as stated in this Agreement and agrees that the restrictions contained in this Agreement are fair and reasonable and are reasonably required for the Company's protection. St. Clair has carefully read this Agreement, he has had an opportunity to ask questions about it, he understands it, and he agrees to all of its provisions. St. Clair understands that by signing this Agreement, he agrees not to sue or bring any claim against the Company or any other entity or person he has released from claims. St. Clair has made this Agreement voluntarily and without any duress.


Thomas M. St. Clair                             Phelps Dodge Corporation



                                                Stuart L. Marcus
                                                Vice President - Human Resources


Date June 15, 1999                              Date June 15, 1999